Exhibit 10.B.02
Subject to Shaw’s Executive Review and Approval

February 15, 2006

Steve Matela
Vice President Affiliate Relations
Eurocinema Corp.
1395 Brickell Avenue, Suite 800
Miami, FL 33131

This letter agreement outlines the terms for licensing programming distributed by Eurocinema Corp. ("Licensor") to Shaw Cablesystems G.P. ("Licensee") Video on Demand ("VOD") services:

RIGHTS GRANTED:

The term of this Agreement (“Distribution Term”) shall be a period of one (1) year commencing as of the date of this Agreement. During the Distribution Term Licensee shall have the non-exclusive right to exhibit Program(s) on a VOD basis within the Territory. The license term (“License Term”) for each Program will be a period of three (3) consecutive months, or such longer period as set out in the availability lists and agreed to by Licensee. Licensee may terminate this Agreement upon sixty (60) days written notice to Licensor for any reason whatsoever.

PROGRAM(S):

Upon execution of this Agreement, Licensor will provide Licensee a list (including title, length and License Term) of those programs which are available programs (the “Programs”). In consultation with the Licensee, Licensor periodically may add and/or subtract Programs from the availability list during the Distribution Term provided that no Program will be subtracted prior to expiry of the applicable License Term unless agreed prior thereto in writing by the Licensee.

CONSUMER RENTAL PERIOD:

To be determined by Licensee in consultation with Licensor but no less than 24 hours.

TERRITORY: All Licensee CRTC licensed service areas in Canada (“Territory”).

LICENSE FEE: Licensee will pay to Licensor:

•
35% of the gross receipts collected by Licensee from the distribution of Programs. Gross receipts shall mean all monies paid to Shaw by a viewer of a Program exhibited by Shaw in the Territory, but excluding any finance or service charges for overdue accounts and any charges associated with the rental, purchase or financing of the set top box or any other customer premise equipment associated with the System and excluding any applicable taxes, including without limitation GST.

In the event the parties agree to different license fee arrangement for particular Program(s), such terms will be agreed in writing.

SPECIFICATIONS:

Licensor will encode all Programs (at its own cost) and deliver to Licensee such programs as per the specifications outlined in Appendix A (“Shaw on Demand Encoding Specifications”) at least fifteen (15) days prior to program availability.

PROMOTIONAL MATERIAL:

Licensor will provide Licensee with a reasonable amount of promotional material and trailers for each Program, to the extent the material is available. Licensee may use such promotional materials and trailers in its advertising and promotional efforts for the VOD exhibitions of the Programs. Licensee will consult with Licensor regarding such advertising and promotion.

REPORT AND PAYMENT:

Licensee will send a payment report, together with payment of license fees, to Licensor no later than seventy five (75) days following the end of the month in which the Program(s) was purchased by Licensee subscribers for which payment has been received. The report will detail the number of rentals for each Program, the price charged for each rental and total license fee owed to Licensor from those rentals. All reports and payments should be sent to:

Eurocinema Corp.
1395 Brickell Avenue, Suite 800
Miami, FL 33131

INDEMNIFICATION:

Licensor shall indemnify and hold Licensee harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal fees arising, directly or indirectly from any claim, fee, royalty or other amount related to the content of any of the Programs including but not limited to claims caused by the exhibition of any of the Programs which contain any libellous or slanderous or that violates copyright, tradename, trademark, right or privacy or literary or dramatic rights.

REPRESENTATIONS AND WARRANTIES:

a.)	Licensor and Licensee each represents and warrants to the other that it has the power and authority to enter into this Agreement and to fully perform its respective obligations hereunder.

b.)
Licensor represents and warrants that it has or will obtain all rights, clearances and authorizations to permit it to deliver the Program(s) to Licensee and to permit Licensee to exhibit the Program(s) to its subscribers;

c.)
Licensor represents and warrants that the Programs will not violate any intellectual property right including but not limited to, copyright, trade-mark, patent, right of privacy or publicity or literary or dramatic right of any person.

MOST FAVOURED NATIONS:

If Licensor enters into or has entered into an agreement with a third party for the distribution of any of the Programs, that includes terms that are more favorable than those contained in this Agreement, then Licensee has the right to incorporate, or substitute as the case may be such term or terms into this Agreement effective as of the date such term or terms were accorded to such third party. Licensor shall provide to Licensee, no later than February 28 in each year, a certificate confirming that, during the immediately preceding calendar year, Licensor did not enter into such an agreement or, if it did enter into such agreement, confirming the effective date thereof and identifying the term contained therein which is more favorable than that contained in this Agreement.

CONFIDENTIALITY:

Neither party shall disclose the contents of this Agreement to any person, other than their respective professional advisors and then only on a confidential basis, other than as may be required by court order. Neither party shall issue a press release or make any other public announcement or disclosure of any kind with respect to this Agreement, its existence or status or the transactions contemplated hereby without the prior written consent of the other party.

NOTIFICATION

Any notices required by this agreement will be in writing and will be deemed given when i) if personally delivered, on the date of delivery, or ii) if mailed by certified or registered mail, return receipt requested, two (2) business days following deposit in the mail postage prepaid, to the address listed below or iii) if sent by facsimile transmission, on the date of transmission if transmitted prior to 5:00 p.m. at the location of the facsimile receipt; otherwise on the next business day following or iv) if sent by courier or express mail service, one (1) business day following deposit with such courier or express mail service. Notices shall be delivered to the following addresses:

If to Shaw:
Shaw Cablesystems G.P.
900, 630 – 3rd Avenue SW
Calgary, Alberta T2P 4L4
Fax: 403-750-4796
Attention: Senior Vice President, Planning

With a copy to:
Shaw Cablesystems G.P.
900, 630 – 3rd Avenue SW
Calgary, Alberta T2P 4L4
Fax: 403-716-6544
Attention: Legal Department

If to Licensor:
Steve Matela
Vice President Affiliate Relations
Eurocinema Corp.
1395 Brickell Avenue, Suite 800
Miami, FL 33131

GENERAL

(a) No waiver by either party of any breach of any term or condition by the other party shall be deemed a waiver of any other breach whether of the same or any other provision. No delay or omission on the part of either party to exercise or avail itself of any right that it has or may have as a result of any breach by the other party shall operate as a waiver of any such breach.

(b) Neither party hereto shall assign this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld, save and except that either party may, without the consent of the other assign this Agreement in whole or in part to any entity that it controls, is controlled by or is under common control with. Shaw may assign this agreement, without consent, to the purchaser of substantially all of its assets.

(c) This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta. The parties hereby attorn to the exclusive jurisdiction of the courts of the Province of Alberta, in respect of any dispute concerning this Agreement or its terms.

(d) This Agreement constitutes the entire agreement between the parties, and there are no other representations, warranties or written or oral agreements, relating to the subject matter of this Agreement.

Please indicate your agreement by signing below.

Sincerely, SHAW CABLESYSTEMS, G.P.
Per:	Per:
Peter Bissonnette President	Michael D’Avella Senior Vice President, Planning

Accepted and Agreed to this ___ day of ________________, 2006.

LICENSOR

NAME: _________________________

SIGNATURE: ____________________

DATE: __________________________

TITLE: __________________________

Appendix A

SHAW ON DEMAND ENCODING SPECIFICATIONS

1.
The programming signal shall be provided using MPEG-2 Main Level/Main Profile (ML/MP) video and Dolby AC-3 audio provided in a Single Program Transport Stream (SPTS). Source material should be 4:2:0 chroma subsampling for encoding. Encoded file will have a GOP (Group of Pictures) of 15 and the GOP must be closed at the end of the file. Video shall be encoded at no less than 3/4 resolution. Audio shall be encoded in stereo or multi-channel sound format. Standard MPEG2 Language assignments must be used to identify audio language of source. Well known PID’s to be used for audio/video (32/33). Closed caption data shall conform to SCTE DVS 253 which is a superset of ATSC A/53.

2.
Digital Compressed services delivered as part of a digital transport multiplex shall conform to the MPEG Transport Stream with System Information Tables according to the ATSC standards. Underlying program streams within the digital transport multiplex shall conform to the MPEG-2/Dolby AC-3 standards as noted above. Fixed bit-rate encoding must be used. The encoding rate accepted will be 3.75 Mbps. Shaw reserves the right to require an increased bitrate as needed to maintain the quality of certain programming (i.e. action movies/events, complex/fast moving scenes). However, bit rate should not be increased from the presented standard without consultation with Shaw.

3.	Closed caption & V-CHIP data shall conform to SCTE specifications when adopted. In the interim, the Motorola/General Instrument format submitted to the SCTE as document DVS 053 shall be used.

4.
Audio signals should be produced according to the Dolby Audio Encoding Spec as they relate to the dialog norm values (see chart below for guidelines). Uncompressed signals intended for reception on digital set tops or similar devices may utilize the full dynamic range available in the Dolby AC-3 standard.

5.
All signals when viewed shall exhibit quality characteristics that are acceptable for broadcast entertainment programming. Shaw reserves the right to reject any content that does not mean these characteristics.

6.	Encoded delivery of file is to be made via FTP or DVD. A Unique name for each encoded file is required.

MPEG	means	Moving Pictures Experts Group
SCTE	means	Society of Cable Television Engineers
ATSC	means	Advanced Television Systems Committee